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                                 July 17, 2000

To Our Stockholders:

    I am pleased to inform you that, on June 28, 2000, Canisco Resources, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Kenny Industrial Services, L.L.C. ("Kenny") and Canisco Acquisition Inc. ("Merger Subsidiary"), an indirect wholly owned subsidiary of Kenny, pursuant to which the Merger Subsidiary has commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares of the Company's Common Stock for $1.00 per share. Under the terms of the Merger Agreement, the Offer will be followed by a merger of the Merger Subsidiary with the Company (the "Merger") in which any remaining shares of Company Common Stock will be converted into the right to receive $1.00 per share in cash (or any higher price that may be paid in the Offer), without interest.

    THE BOARD UNANIMOUSLY DETERMINED (WITH ONE DIRECTOR ABSENT) THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND FAIR AND EQUITABLE TO THE COMPANY'S STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY APPROVED (WITH ONE DIRECTOR ABSENT) THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER.

    In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including, among other things, the opinion of Hempstead & Co., the Company's financial advisor, that the $1.00 per share in cash to be received by the holders of Company Common Stock in the Offer and the Merger is fair to such holders from a financial point of view. A copy of the fairness opinion is attached as Annex I to the attached Schedule 14D-9, and all stockholders are urged to read the opinion in its entirety.

    In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated July 17, 2000, of the Merger Subsidiary, together with related materials, including a Letter of Transmittal, to be used for tendering your shares of Company Common Stock. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. I urge you to read the enclosed material carefully.

                                          Sincerely,

                                                          [LOGO]
                                          Ted Mansfield
                                          President and
                                          Chief Executive Officer